ADVANCED SERIES TRUST

AST Quantitative Modeling Portfolio

Subadvisory Agreement

This Agreement (the “Agreement”) is made as of this 14th day of April, 2022, by and among PGIM Investments LLC (“PGIM Investments”), a New York limited liability company and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) (“ASTIS”), a Maryland corporation (together, the “Co-Managers”) on the one hand, and on the other hand each, severally, of Jennison Associates LLC, a Delaware limited liability company (“Jennison”), PGIM Quantitative Solutions LLC, a New Jersey limited liability company (“PGIM Quantitative Solutions”), PGIM, Inc., a New Jersey Corporation (“PGIM”), and PGIM Limited (“PGIM Limited”), a United Kingdom limited company. Each of Jennison, PGIM Quantitative Solutions, PGIM, and PGIM Limited shall be referred to herein as a “Subadviser.”

This Agreement replaces the previous subadvisory agreement for the AST Quantitative Modeling Portfolio.

WHEREAS, the Co-Managers have entered into a Management Agreement (the “Management Agreement”) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the “Trust”) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to which PGIM Investments and ASTIS act as Co-Managers of the Trust;

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desires to retain each Subadviser to provide investment advisory services to the Trust in respect of one or more of its constituent series of shares as specified in Schedule A hereto and to manage such portion of the Trust as the Co-Managers shall from time to time direct (such portion of the Trust with respect to a Subadviser, the “Allocated Assets”), and each Subadviser is willing to render such investment advisory services;

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust (the “Board”), each Subadviser shall manage such Allocated Assets as are delegated to such Subadviser by the Co-Managers from time to time, including the purchase, retention and disposition thereof, in accordance with the Trust's investment objectives, policies and restrictions applicable to such Allocated Assets as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i) Each Subadviser shall provide advice, management and supervision with respect to its Allocated Assets, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.  The Co-Managers may, from time to time, allocate and reallocate the Trust’s assets among the Subadvisers.  In addition, the Co-Managers may determine not to allocate any portion of the Trust’s assets to a Subadviser for a period of time during the term of this Agreement.  A Subadviser’s responsibilities for providing investment advisory services to the Trust shall be limited solely to its Allocated Assets.

(ii) In the performance of its duties and obligations under this Agreement, each Subadviser shall (A) act in conformity with the the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, and the Prospectus, as provided to it by the Co-Managers (collectively, the “Trust Documents

”), and with the instructions and directions of the Co-Managers or the Board; (B) reasonably co-operate with the Co-Managers's (or its designees') personnel responsible for monitoring the Trust's compliance; and (C) conform to, and comply with, the material requirements of all applicable federal and state laws and regulations, including but not limited to the 1940 Act and the Commodity Exchange Act of 1936, as amended (the “CEA”). In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission (the “Commission”). The Co-Managers shall provide each Subadviser timely with copies of any updated Trust Documents.

(iii) Each Subadviser, with respect to its Allocated Assets, shall determine the securities, funds, futures contracts and other instruments to be purchased or sold, and may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with such Subadviser (collectively, “Brokers”), as such Subadviser may determine.  In selecting brokers, dealers or futures commissions merchants with which to execute portfolio transactions, it is recognized that a Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, a Subadviser may consider the financial responsibility, research and investment information and other services provided by Brokers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. Each Subadviser shall have discretion to effect investment transactions for the Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with such Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of such Subadviser with respect to the Trust and other accounts as to which it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. On occasions when a Subadviser deems the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of such Subadviser, such Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased. In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by such Subadviser in the manner such Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.  Each Subadviser may execute on behalf of the Trust certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment-related agreements, and any other agreements, documents or instruments the Subadviser believes are appropriate or desirable in performing its duties under this Agreement.

(iv) Each Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by Rule 31a-l under the 1940 Act, and shall render to the Board such periodic and special reports as the Board may reasonably request. Each Subadviser shall make reasonably available its employees and officers for consultation with any of the members of the Board or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, to assist in the valuation of the Trust's securities.

(v) Each Subadviser or an affiliate shall provide to the Trust’s custodian (the “Custodian”) on each business day with such information relating to its Allocated Assets as the Custodian may reasonably requet, and shall provide the Co-Managers with such information upon request of the Co-Managers.

(vi) The investment management services provided by each Subadviser hereunder are not to be deemed exclusive, and each Subadviser shall be free to render similar services to others. Conversely, each Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a "Co-Managers-of-Co-Managers" style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadvisers through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Board as to whether the contract with one or more Subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. Each Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) Each Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule l0f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and each Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust, including any Subadviser, with respect to transactions in securities for the Trust's portfolio or any other transactions involving Trust assets.

(b) Each Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as members of the Board or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by each Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) Each Subadviser shall keep the Trust's books and records required to be maintained by such Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to such Subadviser's services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. Each Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and each Subadviser will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that such Subadviser may retain a copy of such records. Each Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d) Each Subadviser is, to the extent required by applicable law, a commodity trading advisor (“CTA”) duly registered with the Commodity Futures Trading Commission (the “CFTC”) and is a member in good standing of the National Futures Association (the “NFA”); provided, for the avoidance of doubt, that, as of the date of this Agreement, Jennison is neither a registered CTA nor a member of the NFA. Each Subadviser shall maintain such registration and membership in good standing, or compliance with applicable requirements for exemption therefrom, during the term of this Agreement. Further, each Subadviser agrees to notify the Co-Managers promptly upon (i) a statutory disqualification of such Subadviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of such Subadviser’s commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Subadviser is subject or has been advised it is a target.

(e) In connection with its duties under this Agreement, each Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with all state and federal regulations, and the rules of any self-regulatory organization applicable to it including, for example, the 1940 Act, the CEA, and the Investment Advisers Act of 1940 (the “Advisers Act”), as amended.

(f) Each Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(e) hereof as the Co-Managers may reasonably request.

(g) Each Subadviser shall maintain a written code of ethics (the “Code of Ethics

”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Co-Managers and the Trust, and shall institute procedures reasonably designed  to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. Each Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, each Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non public information by the Subadviser and its employees as required by the applicable federal securities laws.

(h) Each Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in its Allocated Assets, subject to such reasonable reporting and other requirements as shall be established by the Co-Managers.  Each Subadviser shall vote such proxies in accordance with its internal proxy voting policy.

(i) Pursuant to the delegation of fair valuation of the Trust’s securities to the Co-Managers by the Board, the valuation committee of the Co-Managers shall have primary responsibility for valuation of the Trust’s assets. The Co-Managers represents and warrants to each Subadviser that such delegation of valuation responsibility complies with applicable law.  Upon reasonable request from the Co-Managers, each Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Co-Managers in valuing investments of the Trust as may be required from time to time, including being reasonably available to consult with the valuation committee of the Trust and the Co-Managers and making available information as to which the Subadviser has knowledge related to the investments being valued;  provided, however, that the valuation committee of the Co-Managers shall retain primary day-to-day responsibility for valuation of the Trust’s assets.  In addition, each Subadviser will use its reasonable efforts to promptly notify the Co-Managers in the event that such Subadviser becomes aware that the Trust is carrying a security in such Subadviser’s Allocated Assets at a value that such Subadviser believes does not fairly represent the price that could be obtained for the security in a current market transaction.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review each Subadviser's performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Custodian to provide) timely information to each Subadviser regarding the composition of assets in the Subadviser’s Allocated Assets, cash requirements and cash available for investment in such Allocated Assets, and all other information as may be reasonably necessary for such Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board that affect the duties of such Subadviser).

3. In consideration of the services provided pursuant to this Agreement, the Co-Managers shall pay each Subadviser as full compensation a fee equal to the average of the net asset value of the Allocated Assets determined each day during the preceding month multiplied by the annual rate set forth on the attached Schedule A. Liability for payment of compensation by the Co-Managers to each Subadviser under this Agreement is contingent upon the Co-Managers's receipt of payment from the Trust for management services described under the Management Agreement. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by a Subadviser, shall not cause a reduction in the amount of the payment to such Subadviser by the Co-Managers.

4. (a) Each Subadviser acknowledges that, in the course of its engagement by the Co-Managers, a Subadviser may receive or have access to confidential and proprietary information of the Co-Managers or third parties with whom the Co-Managers conducts business in relation to services provided to the Trust by the Subadviser.  Such information, with respect to a Subadviser which knows or should know is confidential, is collectively referred to as “Confidential Information.”  Confidential Information includes the Co-Managers’s business and other proprietary information, written or oral as it relates to services provided to the Trust by the Subadviser.

(b)

Each Subadviser certifies that (i) its treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains an effective written information security program (“Information Security Program

”) including administrative, technical, and physical safeguards and other security measures designed to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm or inconvenience to the Co-Managers, or to any person who may be identified by Confidential Information. Each Subadviser shall promptly and without unreasonable delay, but in no event more than 48 hours of learning of a material breach of this Section, notify the Co-Managers if such Subadviser is in material breach of this Section. At the Co-Managers’s request, the Subadviser shall certify in writing to the Co-Managers, its compliance with the terms of this Section.

(c)

Each Subadviser shall notify the Co-Managers or its agents of its designated primary security manager.  The security manager will be responsible for managing and coordinating the performance of the Subadviser’s obligations set forth in its Information Security Program and this Agreement.

(d)

Each Subadviser shall review and, as appropriate, revise its Information Security Program at least annually or whenever there is a material change in such Subadviser’s business practices that may reasonably affect the security, confidentiality or integrity of Confidential Information.  During the course of providing the services, the Subadviser shall not alter or modify its Information Security Program in such a way that will weaken or compromise the security, confidentiality, or integrity of Confidential Information.

(e)

The Information Security Program shall include, without limitation: (i) access controls to prevent the unauthorized or inappropriate use of Confidential Information; (ii) periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and (iii) regular penetration and vulnerability testing of its information technology infrastructure and networks.

(f)

The Subadviser shall notify the Co-Managers, promptly and without unreasonable delay, but in no event more than 48 hours of learning of any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to Confidential Information may have occurred (each, a “Security Incident”). Thereafter, the Subadviser shall: (i) promptly furnish to the Co-Managers full details of the Security Incident; (ii) assist and cooperate with the Co-Managers and the Co-Managers’s designated representatives in the Co-Managers’s investigation of the Subadviser, employees or third parties related to the Security Incident, which may include requests for all relevant records, logs, files, and data; (iii) cooperate with the Co-Managers in any litigation or other formal action against third parties deemed necessary by the Co-Managers to protect the Co-Managers’s rights; and  (iv) take appropriate action to prevent a recurrence of any Security Incident.

(g)

Upon the Co-Managers’s reasonable request at any time during the term of the Agreement, the Subadviser shall promptly provide the Co-Managers with information related to the Subadviser’s information security safeguards and practices.

(h)

For the purpose of auditing the Subadviser’s compliance with this Section, the Subadviser shall provide to the Co-Managers, on reasonable notice, reasonable assistance and cooperation of the Subadviser’s relevant staff.

(i)

Notwithstanding any obligations set forth in this Agreement (including this section 4), the Co-Managers acknowledge and agree that the Subadvisers shall not be required to share any privileged or confidential information, proprietary data, quantitative models and similar information with the Co-Managers.

5. No Subadviser will engage any third party to provide services with respect to its Allocated Assets without the express written consent of the Co-Managers.  To the extent that each Subadviser receives approval from the Co-Managers to engage a third-party service provider, the Subadviser assumes all responsibility for any action or inaction of the service provider as it related to its Allocated Assets.  In addition, the Subadviser shall fully indemnify, hold harmless, and defend the Co-Managers and its directors, officers, employees, agents, and affiliates from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses (including but not limited to reasonable attorney’s fees and costs) which arise out of or relate to the provision of services provided by any such service provider.  For the avoidance of doubt, none of the Custodian or any party with or through whom a Subadviser trades shall be deemed to be an agent engaged by Subadviser for purposes of this section 5.

6. Each Subadviser assumes no responsibility under this Agreement other than to render the services to be provided by such Subadviser hereunder in good faith.  No Subadviser shall be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on such Subadviser's part in the performance of its duties hereunder or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against such Subadviser under federal or state securities laws. The Co-Managers shall indemnify each Subadviser, its respective affiliated persons, officers, directors, and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Co-Managers's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. Each Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of such Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

7. This Agreement shall continue in effect for an initial term of one year from the date hereof and such term shall extend automatically each year thereafter for subsequent one-year terms; provided that each annual extension is subject to approval by the Board; and, provided further that this Agreement may be terminated (a) without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Trust as provided in the 1940 Act, or (b) by the Co-Managers or by a Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. Termination of this Agreement by a Subadviser shall terminate this Agreement only with respect to such Subadviser and the Agreement shall otherwise continue in full force and effect. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. Each Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of such Subadviser.

To the extent that the Co-Managers delegate to a Subadviser management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Co-Managers, such Subadviser agrees that its duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence as of the date the Co-Managers begin the transition process to allocate management responsibility to the Subadviser, provided however, that if a party other than the Subadviser is engaged to transition the portfolio to the Subadviser’s strategy (a “Transition Co-Managers”), Subadviser shall have no responsibilities under Sections 1(a)(iii) and (v) until such time as the portfolio is released to the Subadviser for trading.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary (for PGIM Investments) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for ASTIS); (2) to the Trust at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary; or (3) to a Subadviser at the address set forth beneath its signature below.

8. Nothing in this Agreement shall limit or restrict the right of any of a Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict a Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9. During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof.  During the term of this Agreement, the Co-Managers also agree to furnish the Subadviser, upon request, representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to the Subadviser. The Co-Managers further agree to prospectively make reasonable changes to such materials upon the Subadviser's written request, and to implement those changes in the next regularly scheduled production of those materials or as soon as reasonably practical. All such prospectuses, proxy statements, replies to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

10. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

11. This Agreement shall be governed by the laws of the State of New York.

12. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

13. This Agreement, including Schedule A hereto, embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.  Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement should not be affected thereby.  This Agreement shall be binding on and inure to the benefits of the parties hereto and their respective successors.

14. The obligations of each Subadviser hereunder are several and not joint. Each Subadviser shall be liable only for its own obligations hereunder.  No Subadviser shall be a guarantor of or jointly liable for the obligations of any other Subadviser.  No Subadviser shall have any interest in the performance of, or remedy against, any other Subadviser in connection herewith.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By:  /s/ Timothy S. Cronin

Name:  Timothy S. Cronin

Title:  President

JENNISON ASSOCIATES LLC

By: /s/ William C. Ings

Name: William C. Ings

Title: Managing Director

Address for Notices:

Jennison Associates LLC

477 Lexington Avenue, New York, NY 10017

Attention: Secretary (with a copy to Jennison’s Chief Legal Officer).

PGIM, INC.

By: /s/ Daniel Malooly

Name: Daniel Malooly

Title: Vice President

Address for Notices:

PGIM, Inc. (PGIM Fixed Income)

655 Broad Street

Newark, NJ 07102

Attention: Chief Legal Officer

Fax: 973-802-6834

For changes to guidelines and related communications:

PGIM, Inc.

655 Broad Street, 8th Floor

Newark, NJ 07102

Attention: Client Services Team

E-mail: pgim_client_services@pgim.com

PGIM LIMITED

By: /s/ Sarah McMullen

Name: Sarah McMullen

Title: Director, PGIM Ltd.

PGIM QUANTITATIVE SOLUTIONS LLC

By: /s/ Stephen Brundage

Name: Stephen Brundage

Title: Vice President

Address for Notices:

PGIM Quantitative Solutions LLC

Gateway Center Two

100 Mulberry Street, Newark, NJ 07102

Attention: Secretary (with a copy to PGIM Quantitative Solutions LLC’s Chief Legal Officer)

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by each Subadviser, acting severally and not jointly, PGIM Investments LLC and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) will pay each Subadviser a subadvisory fee on the net assets managed by such Subadviser that is equal, on an annualized basis, to the following:

Portfolio Name	Subadviser	Subadvisory Fee for the Portfolio*
AST Quantitative Modeling Portfolio	Jennison Associates LLC**

0.35% of average daily net assets to $100 million;

0.30% of the next $100 million of average daily net assets;

0.275% of the next $300 million of average daily net assets;

0.25% of the next $2.5 billion of average daily net assets;

0.23% of average daily net assets over $3 billion

	PGIM Fixed Income, a business unit of PGIM, Inc./ PGIM Limited***	0.17% of average daily net assets to $750 million; 0.16% of the next $750 million of average daily net assets; 0.14% of average daily over $1.5 billion
PGIM Quantitatiive Solutions LLC+

For Asset Allocation Services:

0.06% of average daily net assets

For Quantitative Equity Management:

0.30% of average daily net assets to $1 billion;

0.25% of average daily net assets on next $5 billion;

0.225% of average daily net assets over $6 billion

* In the event a Subadviser invests its Allocated Assets in any other pooled investment vehicle it manages or subadvises, such Subadviser will waive its subadvisory fee hereunder in an amount equal to the acquired fund fee paid to a Subadviser with respect to the Allocated Assets so invested.  Notwithstanding the foregoing, under no circumstances will the subadvisory fee waivers referred to in the preceding sentence exceed 100% of the subadvisory fee.

** The subadvisory assets managed by Jennison under the AST Quantitative Modeling Portfolio are comprised of underlying sleeves.  For purposes of calculating the subadvisory fee payable Jennison, the average daily net assets in each underlying sleeve will be combined.

For purposes of calculating the advisory fee payable to Jennison, the fee percentage applicable to the Allocated Assets will be a single blended rate determined in accordance with the schedule set forth above.  For purposes of determining this rate, the average daily net assets shall be the aggregate of the Allocated Assets together with the assets managed by Jennison in: (i) the AST Preservation Asset Allocation Portfolio; (ii) the AST Capital Growth Asset Allocation Portfolio; (iii) the AST Academic Strategies Asset Allocation Portfolio; (iv) the AST Balanced Asset Allocation Portfolio; and (v) the AST Prudential Growth Allocation Portfolio.

*** The subadvisory assets managed by PGIM Fixed Income under the AST Quantitative Modeling Portfolio are comprised of underlying sleeves.  For purposes of calculating the subadvisory fee payable to PGIM Fixed Income, the average daily net assets in each underlying sleeve will be combined.

For purposes of calculating the advisory fee payable to PGIM Fixed Income, the assets managed by PGIM Fixed Income in the AST Quantitative Modeling Portfolio will be aggregated with the assets managed by PGIM Fixed Income in: (i) the AST Preservation Asset Allocation Portfolio; (ii) the AST Capital Growth Asset Allocation Portfolio; (iii) the AST Academic Strategies Asset Allocation Portfolio; (iv) the AST Balanced Asset Allocation Portfolio; and (v) the AST Prudential Growth Allocation Portfolio.

PGIM maintains a delegation agreement with PGIM Limited, an affiliated investment manager of PGIM that is authorized and regulated in the United Kingdom by the Financial Conduct Authority and registered with the US Securities and Exchange Commission under the Advisers Act and a portion of the subadvisory fee payable to PGIM as subadviser may be payable to PGIM Limited as a subadviser under this Agreement.

+ The subadvisory assets managed by PGIM Quantitative Solutions under the AST Quantitative Modeling Portfolio are comprised of underlying sleeves.  For purposes of calculating the subadvisory fee payable to PGIM Quantitative Solutions , not including asset allocation services, the average daily net assets in each underlying sleeve will be combined.  The fee percentage applicable to the Allocated Assets will be a single blended rate determined in accordance with the schedule set forth above

For purposes of calculating the advisory fee payable to PGIM Quantitative Solutions, not including the asset allocation services, the assets managed by PGIM Quantitative Solutions in the AST Quantitative Modeling Portfolio will be aggregated with the assets managed by PGIM Quantitative Solutions in: (i) the AST Preservation Asset Allocation Portfolio; (ii) the AST Capital Growth Asset Allocation Portfolio; (iii) the AST Academic Strategies Asset Allocation Portfolio; (iv) the AST Balanced Asset Allocation Portfolio; and (v) the AST Prudential Growth Allocation Portfolio.

Dated as of:  April 14, 2022

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